Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 3, 2015, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of that jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All the Outstanding Shares of Common Stock

of

Breeze-Eastern Corporation

at

$19.61 Net Per Share

by

Hook Acquisition Sub Inc.

an Indirect Wholly Owned Subsidiary

of

TransDigm Group Incorporated

Hook Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of TransDigm Group Incorporated, a Delaware corporation (“TransDigm”), is making an offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Breeze-Eastern Corporation, a Delaware corporation (“Breeze-Eastern”), at a price of $19.61 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 2015 (the “Offer to Purchase”), and in the related Letter of Transmittal.

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, DECEMBER 31, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED. PREVIOUSLY TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME UNTIL THE OFFER HAS EXPIRED AND, UNLESS PREVIOUSLY ACCEPTED FOR PURCHASE BY PURCHASER PURSUANT TO THE OFFER, MAY ALSO BE WITHDRAWN AT ANY TIME AFTER JANUARY 31, 2016.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 18, 2015 (the “Merger Agreement”), by and among TransDigm, Purchaser and Breeze-Eastern. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition (as described below). The Offer is not subject to any financing condition.

The term “Minimum Tender Condition” is defined in the Offer to Purchase and generally requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the expiration date (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with the Shares then owned by TransDigm and its subsidiaries (including Purchaser), represent at least a majority of the then outstanding Shares on a fully diluted basis.

The Merger Agreement provides, among other things, that, subject to certain conditions including completion of the Offer, Purchaser will be merged with and into Breeze-Eastern (the “Merger”) pursuant to Section 251(h) of the DGCL without a vote of Breeze-Eastern’s stockholders, with Breeze-Eastern continuing as the surviving corporation as an indirect wholly owned subsidiary of TransDigm. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by TransDigm, Purchaser, Breeze-Eastern or any of their respective subsidiaries or held by Breeze-Eastern stockholders who perfect appraisal rights under Section 262 of the DGCL) will be converted into the right to receive $19.61 in cash, without any interest and less any applicable withholding taxes.

The Board of Directors of Breeze-Eastern unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable and fair to, and in the best interests of, Breeze-Eastern and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that Breeze-Eastern’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for purchase, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser’s acceptance for purchase of those Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the purchase price for those Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting those payments to tendering stockholders whose Shares have been accepted for purchase. Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing those Shares (“Share Certificates”) or a book-entry confirmation of a book-entry transfer of those Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making payment.

The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Thursday, December 31, 2015, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date and time at which the Offer, as so extended, expires (that date and time, including any such extensions, the “Expiration Date”).

The Merger Agreement provides that so long as neither Breeze-Eastern nor TransDigm terminates the Merger Agreement in accordance with its terms, Purchaser must extend the Offer (i) on one or more occasions for periods of up to 10 business days if at any scheduled Expiration Date any of the conditions to Purchaser’s obligation to accept for purchase and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Conditions”) is not satisfied or, if permitted under the Merger Agreement, waived, but if at any scheduled expiration date the only Offer Condition not satisfied is the Minimum Tender Condition, then Purchaser is not required to extend the Offer for more than two subsequent extension periods of 10 business days each after the first such expiration date, and no extension of the Offer may extend past March 31, 2016 without Breeze-Eastern’s consent, and (ii) for any period or periods required by any applicable law, rule, interpretation or position of the Securities Exchange Commission or its staff or of the NYSE MKT applicable to the Offer.

Any extension of the Offer will be followed as promptly as practicable by a public announcement thereof. That announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw that stockholder’s Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for purchase by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 31, 2016. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of those Shares, if different from that of the person who tendered those Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the serial numbers shown on those Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless those Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to validity, form, eligibility (including time of receipt) and acceptance for purchase of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors to determine the particular tax consequences to them of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws). For a more complete description of material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Breeze-Eastern has provided Purchaser with Breeze-Eastern’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal, together with Breeze-Eastern’s Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents, will be mailed to record holders of Shares whose names appear on Breeze-Eastern’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery, which will be provided to stockholders at Purchaser’s expense, may be directed to the Information Agent at the address, telephone number and email address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Stockholders, Banks and Brokers:

Call Toll Free: (866) 203-9401

Email: Breeze-Eastern@georgeson.com

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